Exhibit 10.2

AMENDMENT TO THE

BILL BARRETT CORPORATION

2012 EQUITY INCENTIVE PLAN

This Amendment (this “Amendment”) to the Bill Barrett Corporation 2012 Equity Incentive Plan (as may be amended from time to time, the “Plan”) is made as of February 7, 2018. Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Plan.

WHEREAS, Section 15(c) of the Plan permits the Board to amend the Plan, subject, in the case of amendments requiring stockholder approval under the rules of any securities exchange on which the Shares may then be listed, to the approval by the Company’s stockholders of such amendment;

WHEREAS, the Board desires to amend the Plan to increase the number of Shares available for grant under the Plan and to incorporate certain other changes recommended to the Board by the Company’s advisors;

WHEREAS, this Amendment shall be submitted to the Company’s stockholders for approval, and shall become effective as of the date on which the Company’s stockholders approve such Amendment (the “Effective Date”);

WHEREAS, if the Company’s stockholders fail to approve this Amendment, the existing Plan shall continue in full force and effect;

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of December 4, 2017 (the “Merger Agreement”), by and among the Company, Fifth Creek Energy Operating Company, LLC, a Delaware limited liability company (“Fifth Creek”), Red Rider Holdco, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Holdco”), and certain of their respective Affiliates, pursuant to which, on the terms and subject to the conditions set forth in the Merger Agreement, Fifth Creek and the Company shall become subsidiaries of Holdco (collectively, the “Transactions”); and

WHEREAS, pursuant to the Merger Agreement, Holdco shall assume the Plan and all award agreements thereunder, effective as of the consummation of the Transactions.

NOW, THEREFORE, pursuant to Section 15(c) of the Plan, the Plan is hereby amended as follows, effective as of the Effective Date:

1.	Section 2(g)(2) of the Plan is hereby amended and restated in its entirety to read as follows:

(2)    Individuals who are Continuing Directors cease for any reason to constitute at least a majority of the members of the Board; or

2.	Section 4(a) of the Plan is hereby amended and restated in its entirety to read as follows:

(a)    Maximum Shares Available. Subject to Section 4(b) and to adjustment as provided in Section 12(a), the number of Shares that may be issued under the Plan subsequent to the date on which the Amendment to the Plan, dated as of February 7, 2018 (the “Plan Amendment Adoption Date”), is approved by the Company’s stockholders (such approval date, the “Plan Amendment Effective Date”) shall be 6,500,000, less any Shares issued under the Plan on or after the Plan Amendment Adoption Date and prior to the Plan Amendment Effective Date, and plus any Shares that again become available for grant pursuant to Section 4(b) on or after the Plan Amendment Adoption Date and prior to the Plan Amendment Effective Date. After the effective date of the Plan, no additional awards may be granted under the Prior Plans. Shares issued under the Plan shall come from authorized and unissued Shares or treasury Shares. In determining the number of Shares to be counted against this share reserve in connection with any Award, Substitute Awards shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.

3.	Section 4(b) of the Plan is hereby amended and restated in its entirety to read as follows:

(b)    Effect of Forfeitures and Other Actions; No Liberal Share Recycling. Any Shares subject to an Award, or to an award granted under a Prior Plan that is outstanding on the effective date of the Plan (a “Prior Plan Award”), that is forfeited or expires or is settled for cash shall, to the extent of such forfeiture, expiration or cash settlement, again become available for Awards under the Plan. Notwithstanding anything to the contrary, on or after the Plan Amendment Effective Date, the following Shares shall not become available for Awards again or increase the number of Shares available for grant under Section 4(a): (i) Shares tendered by the Participant or withheld by the Company in payment of the purchase price of a stock option issued under the Plan or a Prior Plan, (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award or Prior Plan Award, (iii) Shares repurchased by the Company with proceeds received from the exercise of a stock option issued under the Plan or a Prior Plan, and (iv) Shares subject to a stock appreciation right issued under the Plan or a Prior Plan that are not issued in connection with the stock settlement of that stock appreciation right upon its exercise.

4.	A new Section 4(f) is hereby added to the Plan as follows:

(f)    ISO Limit. Subject to adjustment as provided in Section 12(a), the maximum number of Shares that may be granted pursuant to Options intended to be Incentive Stock Options shall be equal to the number of Shares available for grant as of the Plan Amendment Effective Date, as set forth in Section 4(a).

5.	A new Section 4(g) is hereby added to the Plan as follows:

(g)    Limits on Director Awards. The maximum number of Shares subject to Awards granted during a single calendar year to any Non-Employee Director, taken together with any cash fees paid during the year to the Non-Employee Director in respect of such individual’s service as a member of the Board during such year (including service as a member or chair of any committees of the Board), shall not exceed $500,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes). The independent members of the Board may make exceptions to this limit for a non-executive chair of the Board; provided that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation

6.	Section 6(b) of the Plan is hereby amended and restated in its entirety to read as follows:

(b)    Term; Minimum Vesting Requirement. Each Agreement shall set forth the period until the applicable Award is scheduled to expire (which shall not be more than ten years from the Grant Date), such vesting conditions as are determined by the Committee, and any applicable performance period. Notwithstanding any other provision of the Plan to the contrary, equity-based Awards granted under the Plan shall vest no earlier than the first anniversary of the date the Award is granted (excluding, for this purpose, any Substitute Awards and Shares delivered in lieu of fully vested cash Awards); provided that, the Committee may grant equity-based Awards without regard to the foregoing minimum vesting requirement with respect to a maximum of five percent (5%) of the available Share reserve authorized for issuance under the Plan pursuant to Section 4(a) (subject to adjustment under Section 12(a)); and provided, further, that the foregoing restriction does not apply to the Committee’s discretion to provide in the terms of the Award or otherwise for accelerated exercisability or vesting of any Award, including in cases of retirement, death, disability, or a Change in Control.

7.	Section 6(h) of the Plan is hereby amended and restated in its entirety to read as follows:

(h)    Treatment of Dividends and Dividend Equivalents on Unvested Awards. In no event shall dividends or dividend equivalents be paid with respect to an Option or SAR. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that provides for or includes a right to dividends or dividend equivalents, if dividends are declared during the period that such Award is outstanding, such dividends (or dividend equivalents) shall either (i) not be paid or credited with respect to such Award or (ii) be accumulated but remain subject to vesting requirement(s) to the same extent as the applicable Award and shall only be paid at the time or times such vesting requirement(s) are satisfied. (For the avoidance of doubt, this paragraph shall not be construed as a limitation on the applicability of Section 12(a) to any equitable adjustment that is governed by such Section.)

8.	The last sentence of Section 7(d)(1) (relating to Incentive Stock Options) is hereby deleted.

9.	Section 15(b) of the Plan is hereby amended and restated in its entirety to read as follows:

(b)    Duration of the Plan. The Plan shall remain in effect until all Shares subject to it shall be distributed, all Awards have expired or terminated, the Plan is terminated pursuant to Section 15(c), or the tenth anniversary of the Plan Amendment Effective Date, whichever occurs first (the “Termination Date”). Awards made before the Termination Date will continue to be outstanding in accordance with their terms unless limited in the applicable Agreement.

10.	A new Section 17(e) is added to the Plan as follows:

(e)    Grandfathered Status of Previously Granted Awards. The Amendment to the Plan, adopted by the Board as of the Plan Amendment Adoption Date, is not intended to, and such Amendment shall be interpreted in a manner that does not, modify any Award of Performance-Based Compensation granted on or prior to November 2, 2017 in a manner that would affect the qualification of such Award as “performance-based compensation” within the meaning of Section 162(m) of the Code.

11.	Except as expressly amended by this Amendment, all terms and conditions of the Plan shall remain in full force and effect. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company, by its duly authorized officer, has executed this Amendment to the Bill Barrett Corporation 2012 Equity Incentive Plan, as of the date first indicated above.

BILL BARRETT CORPORATION

By:

Name: Title:

[Signature Page to 2012 Equity Incentive Plan Amendment]